June 10, 2011



VIA EDGAR


Office of Registration and Reports
U.S. Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-0505

Re:	FocusShares Trust
       	SEC File No. 811-22128
	Fidelity Bond Filing (Form 40-17G)

On behalf of FocusShares Trust (the "Trust"), enclosed for filing, pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended
(the "1940 Act") are the following documents:

1.  	A copy of the Fidelity Bond and any riders thereto for the Trust;

2. 	A copy of the resolutions approved at the February 22, 2011 meeting of the
	Board of Trustees during which a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a) (19) of the 1940 Act, approved the amount, type, form and coverage of the Fidelity
	 Bond and the premium payable by the Trust; and

3 	A copy of the Joint Fidelity Bond Agreement between the Trust and
	FocusShares, LLC.

The premium in the amount of $2,116.50 was paid for the period March 28, 2011 through February 22, 2012.

Please contact me by phone at (617) 366-0668 or by email at charles.j.daly@jpmorgan.com if you have any questions.

Sincerely,


  /s/ Charles J. Daly
______________________
Charles J. Daly
Vice President